EXHIBIT 99.1

NEWS RELEASE

Contact:	David Kimichik	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	SVP – Finance	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD TRUST ANNOUNCES RETIREMENT OF DAVID KIMICHIK
AND NAMES DERIC EUBANKS AS CHIEF FINANCIAL OFFICER
DALLAS, May 14, 2014 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) today announced that David Kimichik, Chief Financial Officer and Treasurer, will retire on June 13, 2014, following a career spanning over 32 years with the Company and its predecessor. Deric Eubanks, currently the Company’s Senior Vice President of Finance, will succeed David as Chief Financial Officer and Treasurer reporting to Ashford Trust Chairman and Chief Executive Officer, Monty J. Bennett. Mr. Kimichik will transition his responsibilities to Mr. Eubanks over the next month allowing for a seamless transition and will continue to be available to the Company as needed over the next several months.
David Kimichik

Monty J. Bennett, Ashford Trust’s Chairman and Chief Executive Officer, commented, “Kimo has been with us since graduating from Cornell University in 1982. He played an integral role in our predecessor’s purchase of hotel loans from the RTC in the early 1990s and has been the CFO of Ashford Trust since its IPO in 2003. During his tenure, he has been instrumental in our growth as a public company including the recent spin-off of Ashford Hospitality Prime. His extensive understanding of the hospitality industry and our business in particular has been a large part of our success over the years. We are all very grateful to Kimo for his contributions which have been a key part of the Company's tremendous growth and success. I want to personally thank him for his many years of service to Ashford and wish him a long and enjoyable retirement.

Deric Eubanks
“Deric has been with the Company since our 2003 IPO and has played a central role in our history as a public company. He is a strong leader whose exceptional business and financial acumen was essential in successfully executing several key initiatives including our interest rate hedging strategy, the purchase of the CNL and Highland portfolios, and the recent spin-off of Ashford Prime. He’s already well respected by the investor and analyst community for his solid grasp of our industry and corporate strategy. Deric is well-suited for this key leadership role.”
Mr. Kimichik is currently the Chief Financial Officer of Ashford Hospitality Advisors and serves as the Chief Financial Officer of both Ashford Hospitality Trust and Ashford Hospitality Prime. He has served as the Chief Financial Officer for Ashford Trust since its inception in May 2003. In addition to his duties as Chief Financial Officer, he has served as Director of Asset Management with responsibility for leading a team of Asset Managers in the daily supervision of the Company's Hotels and annual capital improvement activities. He is also part of our active acquisitions team, responsible for the Company's underwriting function which generates financial projections for potential transactions. Ashford Trust and Ashford Prime currently own 124 hotels that Mr. Kimichik has underwritten.
During the 1980s, Mr. Kimichik ran the Company’s affiliated hotel property management company. In the 1990s, Mr. Kimichik was the President of Ashford Financial Corporation and oversaw the acquisition of over 170 properties representing over $1 billion in value. His underwriting of acquisitions for Ashford Trust include the 21 hotel portfolio acquired from the Fisher Brothers, the Gordon Getty Trust and George Soros for $250 million in 2005, the 30 hotel portfolio acquired from CNL Hotels and Resorts for $465 million in 2006, the 51 hotel portfolio acquired from CNL Hotels and Resorts for $2.4 billion in 2007, and the 28 hotel Highland Hospitality portfolio acquired in 2011 for $1.3 billion. Mr. Kimichik holds a Bachelor of Science degree from the School of Hotel Administration at Cornell University.
Mr. Eubanks is currently the Senior Vice President of Finance of Ashford Hospitality Advisors and serves as the Senior Vice President of finance of both Ashford Hospitality Trust and Ashford Hospitality Prime. In this role, he is responsible for assisting the CEO and CFO with all corporate finance and financial reporting initiatives and capital market activities including equity raises and debt financings. He also oversees the Investor Relations function and is responsible for supervision and executing the Company's hedging strategies.
Prior to his present role, Mr. Eubanks was Vice President of Investments and was responsible for sourcing and underwriting hotel investments including direct equity investments, joint venture equity, preferred equity, mezzanine loans, first mortgages, B-notes, construction loans, and other debt securities. Before joining Ashford Trust, Mr. Eubanks was a Manager of Financial Analysis for ClubCorp, where he assisted in underwriting and analyzing investment opportunities in the golf and resort industries. Mr. Eubanks earned a BBA from Southern Methodist University and is a CFA charterholder.

Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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